For Immediate Release

Contact:    Barbara Harding (908) 859-9501
            David L. Hensley (908) 859-9504
            Marc S. Winkler (610) 559-5353

      March 23, 2000, Phillipsburg, NJ ... The Board of Directors of Vista Bancorp, Inc. today announced their intent to unify Phillipsburg National Bank, Phillipsburg, New Jersey and Twin Rivers Community Bank, Easton, Pennsylvania into one bank that will be named Vista Bank, N.A. Both banks are member banks of Vista Bancorp, Inc. The directors, at their March 17, 2000 meeting approved their intention to apply to federal regulators for approval of the name change to take place during the third quarter of 2000.

      Vista Bancorp, Inc., a holding company incorporated in New Jersey, was established by Phillipsburg National Bank in 1988. In 1990, Vista Bancorp, complying with the regulatory constraint that banks could only locate in another state by use of a bank holding company, established Twin Rivers Community Bank in Pennsylvania.

      "Regulatory changes over the past few years now allow us to unify our two banking institutions," said Vista Bancorp President and CEO Barbara Harding.

      Customers of both Phillipsburg National Bank and Twin Rivers Community Bank will have access to financial services at a total of 15 community bank locations in northwestern New Jersey and eastern Pennsylvania.

      Marc S. Winkler, President and CEO of Twin Rivers Community Bank and David
L. Hensley, President and CEO of Phillipsburg National Bank said in a joint statement, "We are particularly pleased that our customers will have a much larger branch network to use to meet their financial services needs."

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      Over the last four years, several backroom operations, i.e., accounting, human resources, marketing and more recently loan operations have been consolidated into Vista Bancorp. These were the first steps implemented within the company's strategic plan to unify the banks under the name Vista Bank, N.A.

      While VISTA Bancorp does not intend to reduce the size of its workforce, the company does expect to gain some additional operational efficiencies. "We intend to improve our service quality and begin offering an expanded array of financial products and services," said Harding. "We have a reputation of providing progressive and flexible financial solutions. None of that will change. We will simply improve on the things that have worked so well for us in the past."